Exhibit 99.1
News Release
Novelis Reports Second Quarter Fiscal Year 2027 Results

Q2 Fiscal Year 2027 Highlights
•Net income attributable to our common shareholder of $210 million, up 29% YoY. Net income attributable to our common shareholder, excluding special items, was $146 million, up 29% YoY
•Adjusted EBITDA of $508 million, up 20% YoY
•Rolled product shipments of 919 kilotonnes, down 2% YoY
•Adjusted EBITDA per tonne shipped of $553, up 23% YoY
•Received cumulative insurance recoveries of $519 million through end of Q2 related to the 2025 Oswego fires
•Bay Minette cold mill produced its first coil in September

ATLANTA, November 5, 2026 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the second quarter of fiscal year 2027.
“We delivered strong quarterly results, reflecting disciplined execution, resilient demand and favorable market conditions,” said Steve Fisher, president and CEO, Novelis Inc. “We are excited about the opportunities ahead as Bay Minette moves closer to commercial production, increasing our ability to serve the undersupplied North American market. With the industry's most extensive rolling and recycling network and a market leading position, Novelis is uniquely positioned to meet growing demand for sustainable aluminum solutions.”
Second Quarter Fiscal Year 2027 Financial Highlights
Net sales for the second quarter of fiscal year 2027 increased 25% versus the prior year period to $5.9 billion. The increase was primarily due to higher average aluminum prices, partially offset by a 2% decrease in total rolled product shipments to 919 kilotonnes. Higher beverage packaging and aerospace shipments were offset by decreased shipments of automotive and specialty products.
Net income attributable to our common shareholder grew 29% year-over-year to $210 million in the second quarter of fiscal year 2027. The increase was due primarily to insurance recoveries related to the 2025 Oswego fires and a 20% increase in Adjusted EBITDA to $508 million. The improvement in Adjusted EBITDA is mainly due to $39 million in Oswego business interruption insurance recoveries and favorable metal benefit, including both higher scrap consumption and lower scrap aluminum scrap prices. Net income attributable to our common shareholder, excluding special items, increased 29% year-over-year to $146 million.
Net cash used in operating activities was an outflow of $418 million for the first six months of fiscal year 2027, compared to a net cash inflow of $411 million in the prior year period, largely related to unfavorable changes in working capital and impacts from the 2025 Oswego fires. Adjusted free cash flow was an outflow of $1.8 billion for the first six months of the current fiscal year, compared to the prior year period outflow of $499 million. The reduction in adjusted free cash flow is mainly driven by lower operating cash flow, as well as capital expenditures related to the Company's U.S. greenfield rolling and recycling plant in Bay Minette, Alabama. In September, Bay Minette produced its first coil on the cold mill and continues to work toward beginning commercial shipments in the first quarter of fiscal year 2028.
The Company had a net leverage ratio (Adjusted Net Debt / trailing twelve months (TTM) Adjusted EBITDA) of 4.7x at the end of the second quarter of fiscal year 2027. Total liquidity stood at $2.0 billion as of September 30, 2026, consisting of $1.3 billion in cash and cash equivalents and $761 million in availability under committed credit facilities.
“As Bay Minette transitions from construction to start-up, reduced capital spending, continued cost discipline and solid underlying business conditions are expected to drive a return to positive free cash flow and mark the beginning of a deleveraging cycle toward the end of this fiscal year,” said Dev Ahuja, executive vice president and CFO, Novelis Inc.

Second Quarter Fiscal Year 2027 Earnings Conference Call
Novelis will discuss its second quarter fiscal year 2027 results via a live webcast and conference call for investors at 7:00 a.m. EST/5:30 p.m. IST on Thursday, November 5, 2026. The webcast link, presentation materials and access information can also be found at https://investors.novelis.com. To view slides and listen to the live webcast, visit:
https://event.choruscall.com/mediaframe/webcast.html?webcastid=AGNx8aT2. To participate by telephone, participants are requested to register at: http://services.incommconferencing.com/DiamondPassRegistration/register?confirmationNumber=13762897&linkSecurityString=1f4d023aa8. Following the meeting, the webcast will be available for replay at https://investors.novelis.com.
About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage packaging and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $18.4 billion in fiscal year 2026. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.
Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted EBITDA per Tonne, Adjusted Free Cash Flow, Net Leverage Ratio, Net Income attributable to our common shareholder excluding Special Items, and segment information.
Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are: statements concerning market demand and our ability to serve demand; the commissioning, startup timing, operational performance, timing of commercial shipments and expected benefits of the Bay Minette plant; the timing and moderation of capital expenditures; anticipated insurance recoveries and the continuing financial impact of the 2025 Oswego fires, and our expectations regarding future financial results, including our anticipated return to positive free cash flow and the timing and extent of deleveraging. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: disruptions or changes in the business or financial condition of our significant customers or the loss of their business or reduction in their requirements; impact of changes in trade policies, new tariffs, duties and other trade measures; price and other forms of competition from other aluminum rolled products producers and potential new market entrants; the competitiveness of our end-markets, and the willingness of our customer to accept substitutes for our products, including steel, plastics, composite materials and glass; our failure to realize the anticipated benefits of strategic investments; increases in the cost or volatility in the availability of primary aluminum, scrap aluminum, sheet ingot, or other raw materials used in the production of our products; risks related to the energy-intensive nature of our operations, including increases to energy costs or disruptions to our energy supplies; downturns in the automotive and ground transportation industries or changes in consumer demand; union disputes and other employee relations issues; the impact of labor disputes and strikes on our customers; loss of our key management and other personnel, or an inability to attract and retain such management and other personnel; unplanned disruptions at our operating facilities, including as a result of adverse weather phenomena, fires or other force majeure events; economic uncertainty, capital markets disruption and supply chain interruptions; unexpected impact of public health crises on our business, suppliers, and customers; risks relating to certain joint ventures, subsidiaries and assets that we do not entirely control; risks related to fluctuations in freight costs; risks related to rising inflation and prolonged periods of elevated interest rates; risks related to timing differences between the prices we pay under purchase contracts and metal prices we charge our customers; a deterioration of our financial condition, a downgrade of our ratings by a credit rating agency or other factors which could limit our ability to enter into, or increase our costs of, financing and hedging transactions; risk of rising debt service obligations related to variable rate indebtedness; adverse changes in currency exchange rates; our inability to transact in derivative instruments, or our inability to adequately hedge our exposure to price fluctuations under derivative instruments, or a failure of counterparties to our derivative instruments to honor their agreement; an adverse decline in the liability discount rate, lower-than-expected investment return on pension assets; impairments to our goodwill, other intangible assets, and other long-lived assets; tax expense, tax liabilities or tax compliance costs; risks related to the operating and financial restrictions imposed on us by the covenants in our credit facilities and the indentures governing our Senior Notes; cybersecurity attacks against, disruptions, failures or security breaches and other disruptions to our information technology networks and systems; risks of failing to comply with federal, state and foreign laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; our inability to protect our intellectual property, the confidentiality of our know-how, trade secrets, technology, and other proprietary information; risks related to our global operations, including the impact of complex and stringent laws and government regulations; risks related to global climate change, including legal, regulatory or market responses to such change; risks related to a broad range of environmental, health and safety laws and regulations; and risks related to potential legal proceedings or investigations. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026 and as the same may be updated from time to time in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the SEC.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2026	2025	2026	2025
Net sales	$5,942	$4,744	$11,735	$9,461
Cost of goods sold (exclusive of depreciation and amortization)	5,197	4,028	10,062	8,104
Selling, general and administrative expenses	191	173	372	348
Depreciation and amortization	150	152	300	300
Interest expense and amortization of debt issuance costs	80	68	150	135
Research and development expenses	24	24	45	46
Loss on extinguishment of debt, net	—	3	—	3
Restructuring and impairment expenses, net	5	31	24	116
Equity in net income of non-consolidated affiliates	(4)	(5)	(4)	(6)
Other (income) expenses, net	(11)	46	248	45
	5,632	4,520	11,197	9,091
Income before income tax provision	310	224	538	370
Income tax provision	100	61	164	111
Net income	210	163	374	259
Net income attributable to our common shareholder	$210	$163	$374	$259

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	September 30, 2026	March 31, 2026
ASSETS
Current assets:
Cash and cash equivalents	$1,277	$1,254
Accounts receivable, net
— third parties (net of allowance for credit losses of $7 as of September 30, 2026, and March 31, 2026)	2,607	2,538
— related parties	295	197
Inventories	5,145	4,401
Prepaid expenses and other current assets	344	354
Fair value of derivative instruments	235	234
Assets held for sale	12	15
Total current assets	9,915	8,993
Property, plant and equipment, net	9,993	8,811
Goodwill	1,079	1,079
Intangible assets, net	416	442
Investment in and advances to non–consolidated affiliates	1,007	961
Deferred income tax assets	296	359
Other long-term assets
— third parties	296	295
— related parties	7	6
Total assets	$23,009	$20,946
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$73	$54
Short-term borrowings	2,631	1,305
Accounts payable
— third parties	4,925	4,985
— related parties	455	334
Fair value of derivative instruments	194	824
Accrued expenses and other current liabilities	712	780
Total current liabilities	8,990	8,282
Long-term debt, net of current portion	7,030	6,551
Deferred income tax liabilities	217	139
Accrued postretirement benefits	449	485
Other long-term liabilities	290	305
Total liabilities	16,976	15,762
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 606,333,333 shares issued and outstanding as of September 30, 2026, and March 31, 2026	—	—
Additional paid-in capital	2,023	2,023
Retained earnings	4,144	3,770
Accumulated other comprehensive loss	(147)	(621)
Total equity of our common shareholder	6,020	5,172
Noncontrolling interest	13	12
Total equity	6,033	5,184
Total liabilities and equity	$23,009	$20,946

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended September 30,
(in millions)	2026	2025
OPERATING ACTIVITIES
Net income	$374	$259
Adjustments to determine net cash (used in) provided by operating activities:
Depreciation and amortization	300	300
(Gain) loss on unrealized derivatives and other realized derivatives in investing activities, net	(107)	38
(Gain) loss on sale of assets, net	(11)	3
Non-cash restructuring and impairment charges	—	69
Loss on extinguishment of debt, net	—	3
Deferred income taxes, net	(4)	22
Equity in net income of non-consolidated affiliates	(4)	(6)
Loss on foreign exchange remeasurement of debt	—	18
Amortization of debt issuance costs and carrying value adjustments	9	8
Non-cash charges related to 2025 Oswego fires	—	11
Other, net	(2)	—
Changes in assets and liabilities including assets and liabilities held for sale:
Accounts receivable	(78)	105
Inventories	(733)	(251)
Accounts payable	66	(61)
Other assets	(161)	(21)
Other liabilities	(67)	(86)
Net cash (used in) provided by operating activities	$(418)	$411
INVESTING ACTIVITIES
Capital expenditures	$(1,543)	$(913)
Proceeds from sales of assets, third party, net of transaction fees and hedging	15	—
Outflows from investment in and advances to non-consolidated affiliates, net	(8)	(3)
Proceeds (outflows) from the settlement of derivative instruments, net	19	(17)
Proceeds from insurance claims	138	18
Other	8	5
Net cash used in investing activities	$(1,371)	$(910)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$575	$1,378
Principal payments of long-term and short-term borrowings	(93)	(817)
Revolving credit facilities and other, net	1,330	99
Debt issuance costs	(10)	(23)
Return of capital to our common shareholder	—	(35)
Net cash provided by financing activities	$1,802	$602
Net increase in cash, cash equivalents and restricted cash	13	103
Effect of exchange rate changes on cash	10	18
Cash, cash equivalents and restricted cash — beginning of period	1,261	1,041
Cash, cash equivalents and restricted cash — end of period	$1,284	$1,162

Cash and cash equivalents	$1,277	$1,157
Restricted cash (included in other long-term assets)	7	5
Cash, cash equivalents and restricted cash — end of period	$1,284	$1,162

Reconciliation of Adjusted EBITDA to Net Income Attributable to our Common Shareholder (unaudited)
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended September 30,		Six Months Ended September 30,		Year Ended	TTM Ended(1)
(in millions)	2026	2025	2026	2025	March 31, 2026	September 30, 2026
Net income attributable to our common shareholder	$210	$163	$374	$259	$15	$130
Income tax provision	100	61	164	111	1	54
Interest, net	74	63	138	125	245	258
Depreciation and amortization	150	152	300	300	616	616
EBITDA	$534	$439	$976	$795	$877	$1,058

Adjustment to reconcile proportional consolidation	$16	$13	$30	$27	$55	$58
Unrealized losses (gains) on change in fair value of derivative instruments, net	17	29	(61)	37	77	(21)
Realized gains on derivative instruments not included in Adjusted EBITDA	(1)	(3)	(3)	(6)	(8)	(5)
Gain on sale of business	—	—	—	—	(7)	(7)
Loss on extinguishment of debt, net	—	3	—	3	3	—
Restructuring and impairment expenses, net(2)	5	31	24	116	195	103
(Gain) loss on sale or disposal of assets, net	(9)	1	(11)	3	(5)	(19)
Metal price lag	(84)	(129)	(257)	(198)	(515)	(574)
Sierre flood losses, net of recoveries(3)	—	2	—	8	(27)	(35)
2025 Oswego fires losses, net of recoveries(4)	(29)	21	236	21	925	1,140
Start-up costs(5)	23	8	44	13	38	69
Other, net	36	7	46	19	37	64
Adjusted EBITDA	$508	$422	$1,024	$838	$1,645	$1,831
____________________
(1)The amounts in the TTM column are calculated by taking the amounts for the year ended March 31, 2026, subtracting the amounts for the six months ended September 30, 2025, and adding the amounts for the six months ended September 30, 2026.
(2)Restructuring and impairment expenses, net for the three and six months ended September 30, 2026 include $5 million and $20 million, respectively, related to the 2025 Efficiency Plan. Restructuring and impairment expenses, net for the three and six months ended September 30, 2025 include $28 million and $111 million, respectively, related to the 2025 Efficiency Plan.
(3)Sierre flood losses, net of recoveries relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland, plant caused by unprecedented heavy rainfall, net of the related property insurance recoveries.
(4)2025 Oswego fires losses, net of recoveries relate to non-recurring non-operating charges from two significant fires at our Oswego, New York, plant.
(5)Start-up costs are related to the construction of the Bay Minette plant. All of these costs are included in Selling, general and administrative expenses.
The following table presents the calculation of Adjusted EBITDA per tonne.

	Three Months Ended September 30,
	2026	2025
Adjusted EBITDA (in millions) (numerator)	$508	$422
Rolled product shipments (in kt) (denominator)	919	941
Adjusted EBITDA per tonne	$553	$448

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow, a non-GAAP financial measure, to net cash provided by operating activities - continuing operations.

	Six Months Ended September 30,
(in millions)	2026	2025
Net cash (used in) provided by operating activities(1)	$(418)	$411
Net cash used in investing activities(1)	(1,371)	(910)
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(15)	—
Adjusted Free Cash Flow	$(1,804)	$(499)
_________________________
(1)For the six months ended September 30, 2026 and 2025, the Company did not have any cash flows from discontinued operations in operating activities or investing activities.
Net Leverage Ratio (unaudited)
The following table reconciles long-term debt, net of current portion to Adjusted Net Debt.

(in millions)	September 30, 2026	March 31, 2026
Long–term debt, net of current portion	$7,030	$6,551
Current portion of long-term debt	73	54
Short-term borrowings	2,631	1,305
Unamortized carrying value adjustments	63	68
Cash and cash equivalents	(1,277)	(1,254)
Adjusted Net Debt	$8,520	$6,724

The following table shows the calculation of the Net Leverage Ratio (in millions, except for the Net Leverage Ratio).

	September 30, 2026	March 31, 2026
Adjusted Net Debt (numerator)	$8,520	$6,724
TTM Adjusted EBITDA (denominator)	$1,831	$1,645
Net Leverage Ratio	4.7	4.1

Reconciliation of Net Income Attributable to our Common Shareholder, Excluding Special Items to Net Income Attributable to our Common Shareholder (unaudited)
The following table presents net income attributable to our common shareholder excluding special items, a non-GAAP financial measure. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2026	2025	2026	2025
Net income attributable to our common shareholder	$210	$163	$374	$259
Special Items:
Loss on extinguishment of debt, net	—	3	—	3
Metal price lag	(84)	(129)	(257)	(198)
Restructuring and impairment expenses, net	5	31	24	116
Sierre flood losses, net of recoveries(1)	—	2	—	8
2025 Oswego fires losses, net of recoveries(2)	(29)	21	236	21
Start-up costs(3)	23	8	44	13
Tax effect on special items	21	14	(10)	7
Net income attributable to our common shareholder, excluding special items	$146	$113	$411	$229
_________________________
(1)Sierre flood losses, net of recoveries relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland, plant caused by unprecedented heavy rainfall, net of the related property insurance recoveries.
(2)2025 Oswego fires losses, net of recoveries relate to non-recurring non-operating charges from two significant fires at our Oswego, New York, plant.
(3)Start-up costs are related to the construction of the Bay Minette plant. All of these costs are included in Selling, general and administrative expenses.

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended September 30, 2026	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$146	$101	$101	$160	$—	$508

Shipments (in kt)
Rolled products – third party	371	238	160	150	—	919
Rolled products – intersegment	—	19	46	9	(74)	—
Total rolled products	371	257	206	159	(74)	919

Selected Operating Results Three Months Ended September 30, 2025	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$134	$81	$99	$108	$—	$422

Shipments (in kt)
Rolled products – third party	369	260	170	142	—	941
Rolled products – intersegment	—	1	52	17	(70)	—
Total rolled products	369	261	222	159	(70)	941

Selected Operating Results Six Months Ended September 30, 2026	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$257	$202	$222	$346	$(3)	$1,024

Shipments (in kt)
Rolled products – third party	747	482	312	294	—	1,835
Rolled products – intersegment	—	50	126	32	(208)	—
Total rolled products	747	532	438	326	(208)	1,835

Selected Operating Results Six Months Ended September 30, 2025	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$267	$151	$192	$227	$1	$838

Shipments (in kt)
Rolled products – third party	758	522	334	290	—	1,904
Rolled products – intersegment	—	1	103	25	(129)	—
Total rolled products	758	523	437	315	(129)	1,904